Exhibit 4.1

                             STOCK OPTION AGREEMENT

      This STOCK OPTION AGREEMENT ("Agreement"), effective as of this 15th day of December, 1998, by and between Sky Financial Group, Inc., an Ohio corporation ("Grantee"); and First Western Bancorp, Inc., a Pennsylvania corporation ("Grantor");

                                   WITNESSETH:

      A. Grantor and Grantee have entered into an Agreement and Plan of Merger dated as of December 14, 1998 (the "Merger Agreement"), providing for their affiliation with one another.

      B. As further inducement for the parties to consummate the transactions contemplated by the Merger Agreement, Grantor wishes to grant Grantee the Option described herein.

      C. The Board of Directors of Grantor has approved the grant of the Option and the Merger Agreement prior to the date hereof.

      NOW, THEREFORE, the parties agree as follows:

            1.    Definitions.

                  Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

                  "Applicable Price" shall mean the highest of (i) the highest price per share of Grantor Common Stock paid for any such share by the person or groups described in the definition of a Repurchase Event, (ii) the price per share of Grantor Common Stock received by holders of Grantor Common Stock in connection with any merger or other business combination transaction which is a Purchase Event, or (iii) the highest closing sales price per share of Grantor Common Stock quoted on the National Association of Securities Dealers Automated Quotations National Market System ("NASDAQ/NMS") (or if Grantor Common Stock is not quoted on NASDAQ/NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by a Grantee) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Grantor's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Grantor as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Grantor Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or
(ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Grantor, which determination shall be conclusive for all purposes of this Agreement.

                  "Bank" shall mean a financial institution subsidiary of a party.

                  "Burdensome Condition" shall mean, in connection with the grant of a requisite regulatory approval or otherwise, imposition by a governmental entity of any condition or restriction upon the party or one of its Subsidiaries (as defined herein) which would reasonably be expected to either
(i) have a material adverse effect after the effective time of the Merger Agreement on the present or prospective consolidated financial condition, business or operating results of the party, or (ii) prevent the parties from realizing the major portion of the economic benefits of the transactions contemplated by the Merger Agreement that they currently anticipate obtaining.

                  "Commission"   shall   mean   the   Securities  and   Exchange
Commission.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Grantee" shall mean Sky Financial Group, Inc.

                  "Grantor" shall mean First Western Bancorp, Inc.

                  "Grantor Common Stock" shall mean the respective shares of common stock of the same class for which First Western Bancorp, Inc. is granting an Option under this Agreement.

                  "Merger  Agreement"  shall   mean   the  definitive  agreement
executed by Sky Financial Group, Inc. and First Western Bancorp, Inc. pursuant to which the parties hereto intend to affiliate.

                  "Option" shall mean the option granted by First Western Bancorp, Inc. to Sky Financial Group, Inc. under this Agreement.

                  "Person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  "Purchase Event" shall mean any of the following events or transactions occurring after the date of this Agreement with respect to the
Grantor:

                  (i) the Grantor or any of its Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC") (each hereinafter individually referred to as a "Subsidiary" and collectively, as

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

the "Subsidiaries")), without having received the Grantee's prior written consent, shall have entered into an agreement with, or the Board of Directors of Grantor shall have recommended that the shareholders of Grantor approve or accept a transaction with any person (x) to merge or consolidate, or enter into any similar transaction, except as contemplated by the Merger Agreement, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of the Grantor or any of its Subsidiaries, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of such Grantor or any of its Subsidiaries (other than pursuant to this Agreement);

                  (ii) any person (other than the Grantor or its Bank in a fiduciary capacity, or Grantee or a Grantee Bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of such Grantor Common Stock after the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder);

                  (iii) Grantor shall have willfully breached this Agreement in any material respect, which breach shall not have been cured within fifteen (15) days after notice thereof is given by Grantor to Grantee;

                  (iv) any person other than Grantee shall have made a bona fide Takeover Proposal to the Grantor by public announcement or written communication that is or becomes the subject of public disclosure, and following such bona fide Takeover Proposal, the shareholders of the Grantor vote not to adopt the Merger Agreement;

                  (v) Grantor shall have breached the Merger Agreement following a bona fide Takeover Proposal to such Grantor or any of its Subsidiaries, which breach would entitle a Grantee to terminate the Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below);

                  (vi) the shareholders of Grantor shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an acquisition transaction; or


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

                  (vii) the Grantor Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee, its recommendation that the shareholders of Grantor approve the transactions contemplated by the Merger Agreement, or Grantor or any Grantor Subsidiary or group of Grantor Subsidiaries that is, or would on an aggregate basis constitute, a Significant Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an acquisition transaction with any person other than Grantee or a Grantee Subsidiary.

                  If more than one of the transactions giving rise to a Purchase Event under this Agreement is undertaken or effected, then all such transactions shall be deemed to give rise only to one Purchase Event with respect to the Option, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

                  "Repurchase Event" shall mean if (i) any person (other than the Grantee or any subsidiary of the Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the Exchange
Act) shall have been formed which shall have acquired actual ownership or control, of 35% or more of the then outstanding shares of Grantor Common Stock, or (ii) any Purchase Event shall be consummated.

                  "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Grantor or any of its Subsidiaries or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities, or 15% or more of the consolidated assets, of the Grantor or any of its Subsidiaries, other than the transactions contemplated by the Merger Agreement. If Grantor receives an unsolicited Takeover Proposal, it shall notify Grantee promptly of the receipt of such Takeover Proposal, it being understood, however, that the giving of such notice by Grantor shall not be a condition to the right of Grantee to exercise the Option.

            2.    Grant of Option.

                  Subject to the terms and conditions set forth herein, Grantor hereby grants to Grantee an unconditional, irrevocable Option to purchase up to 19.9% (i.e., 2,269,357 shares as of the date of this Agreement) of Grantor Common Stock at an exercise price of $28.50 per share payable in cash as provided in Section 4. In the event the Grantor issues or agrees to issue any shares of Grantor Common Stock (other than as permitted under the Merger Agreement at a price less than the exercise price per share set forth in this section (as adjusted

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

pursuant to Section 6), the exercise price of the Option shall be such lesser price.

            3.    Exercise of Option.

                  (a) Unless the Grantee shall have breached in any material respect any material covenant, representation or warranty contained in this Agreement or the Merger Agreement and such breach shall not have been cured, the Grantee may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event shall have occurred with respect to the Grantor and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the effective date of the transaction contemplated by the Merger Agreement, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by the Grantor of the Merger Agreement or following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the respective Grantor's articles), or
(iii) 12 months after termination of the Merger Agreement due to a willful breach by the Grantor of the Merger Agreement or, following the occurrence of a Purchase Event, failure of the Grantor's shareholders to approve the Merger Agreement by the vote required under applicable law or under the Grantor's articles. Any exercise of the Option shall be subject to compliance with applicable provisions of law.

                  (b) In the event the Grantee wishes to exercise the Option, it shall send to the Grantor a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"). If prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, the Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this section shall run instead from the date on which any required notification period has expired or been terminated or any requisite approval has been obtained and any requisite waiting period shall have passed.

            4.    Payment and Delivery of Certificates.

                  (a) At the closing referred to in Section 3, the Grantee shall pay to the Grantor the aggregate purchase price for the shares of Grantor Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Grantor. Grantor shall pay all expenses, and any and all United States federal,

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
state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of the Grantee or its assignee, transferee or designee.

                  (b) At such closing, simultaneously with the delivery of funds as provided in Section 4(a), the Grantor shall deliver to the Grantee a certificate or certificates representing the number of shares of Grantor Common Stock purchased by the Grantee, and the Grantee shall deliver to the Grantor a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (c) Certificates for Grantor Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

                  The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement dated December 15, 1998, between the registered holder hereof and [Grantor] (a copy of which agreement is on file at the principal office of [Grantor]). A copy of such agreement will be provided to the holder hereof without charge within five days after receipt by [Grantor] of a written request therefor. The shares evidenced by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, transferred, or hypothecated except pursuant to an opinion of counsel satisfactory to the corporation that such transfer is lawful.

                  The above legend shall be removed or modified as appropriate by delivery of substitute certificate(s) without such legend if the Grantee shall have delivered to the Grantor a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Grantor, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

            5.    Representations.

                  The Grantor represents, warrants and covenants to the Grantee as follows:

                  (a) Grantor agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants,

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

stipulations  or  conditions  to be observed or performed  hereunder by Grantor;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice of the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Grantee in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Grantee to exercise the Option and Grantor duly and effectively to issue shares of Common Stock pursuant thereto; and (iv) promptly to take all action provided herein to protect the rights of the Grantee against dilution.

                  (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued and fully paid.

                  (c) Grantor has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by such party.

                  (d) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate shareholder and regulatory approvals) will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles, regulations or by-laws of such party or any agreement, instrument, judgment, decree, statute, rule or order applicable to such party.

            6.    Adjustment Upon Changes in Capitalization.

                  The  Grantor  agrees  that,  in the event of any change in its
Grantor Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. The Grantor agrees that, in the event that any additional shares of its Grantor Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of its Grantor Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals the same percentage (as that on the date of this Agreement) of the number of shares of Grantor Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 6 shall be

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

deemed to authorize the Grantor to breach any provision of the Merger Agreement.

            7.    Registration Rights.

                  If requested by the Grantee, the Grantor shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933 if necessary in order to permit the sale or other disposition of the shares of Grantor Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by the Grantee. The Grantee shall provide all information reasonably requested by the Grantor for inclusion in any registration statement to be filed hereunder. The Grantor will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at the Grantor's expense, except for underwriting commissions and the fees and disbursements of the Grantee's counsel attributable to the registration of such Grantor Common Stock. A second registration may be requested hereunder at the Grantee's expense. In no event shall Grantor be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by the Grantor of other Grantor Common Stock. If requested by the Grantee, in connection with any such registration, Grantor will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements in respect of issuers of shares being sold by a selling shareholder. Upon receiving any request from a Grantee or permitted assignee thereof under this Section 7, Grantor agrees to send a copy of the registration statement and prospectus and each amendment to the Grantee and to any permitted assignee thereof known to Grantor, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

            8.    Termination.

                  This Agreement may be terminated at any time prior to the effective date of the transaction set forth in the Merger Agreement, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval by the stockholders of the matters presented in connection with the Merger Agreement:

                  (a)   by mutual consent of Grantee and Grantor;


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                  (b) by either Grantee or Grantor if the Federal  Reserve Board shall have issued an order denying approval of the transaction set forth in the Merger Agreement or if any governmental entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement, or imposing a Burdensome Condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

                  (c) by either Grantee or Grantor if the transactions contemplated by the Merger Agreement shall not have been consummated on or before September 30, 1999, unless such date is extended by mutual consent of the parties hereto;

                  (d) by either Grantee or Grantor if no Purchase Event has occurred and if any approval of their shareholders required for the consummation of the transactions set forth in the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly called and held meeting of shareholders or at any adjournment thereof.

                  (e) by Grantor, if, on or prior to January 31, 1999, Grantor terminates the Merger Agreement pursuant to the provisions of Section 8.01(g) thereof; or

                  (f) by Grantor, if, on or prior to January 31, 1999, Grantee terminates the Merger Agreement pursuant to the provisions of Section 8.01(f) thereof.

            9.    Effect of Termination.

                  (a) In the event of termination of this Agreement by any party as provided in Section 8, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective officers or directors except (i) Sections 11, 12, 13 and 14 of this Agreement shall survive the termination and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  (b) If a Purchase Event occurs with respect to the Grantor, then in such event Grantor shall pay to the Grantee, within five business days after a termination of this Agreement following such an event, the reasonable expenses of Grantee incurred in connection with this Agreement and the transactions set forth in the Merger Agreement, but not more than $75,000.

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
            10.   Access to Information.

                  During the term of this Agreement, each party will afford each of the other parties full and free access during normal business hours to such party, its personnel, properties, contracts, books and records, and all other documents and data.

            11.   Confidentiality.

                  Except as and to the extent required by law, no party will disclose or use, and will direct its representatives not to disclose or use, any Confidential Information (as defined below) with respect to the other parties furnished or to be furnished by such other parties, or their respective representatives to the party or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Agreement. For purposes of this section, "Confidential Information" means any information about the Merger Agreement and this Agreement as well as any information about a party stamped "confidential" or identified in writing as such promptly following its disclosure, unless (i) such information is already known to the party or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the party or its representatives, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions set forth in the Merger Agreement, or (c) the furnishing or use of such information is required by or necessary in connection with legal proceedings. In the event the transaction contemplated by this Agreement are not consummated, each of the other parties will promptly return or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

            12.   Exclusive Dealing.

                  Grantor agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any acquisition proposal ("Acquisition Proposal"); subject to the extent the Grantor Board of Directors determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Grantee with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Grantor shall promptly (within 24 hours) advise Grantee following the receipt by Grantor of any

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Acquisition  Proposal and the substance  thereof  (including the identity of the person making such Acquisition Proposal), and advise Grantee of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

            13.   Disclosure.

                  Except as and to the extent required by law, without the prior written consent of the other parties, no party will, and each will direct its representatives not to, make directly or indirectly any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction among the parties or any of the terms, conditions or other aspects of the transaction proposed in this Agreement. If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

            14.   Costs.

                  Except as otherwise expressly agreed, each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with this Agreement and in pursuing or consummating the Merger Agreement.

            15.   Severability.

                  If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

                  If for any reason such court or regulatory agency determines that applicable law will not permit the Grantee to acquire the full number of shares of Grantor Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of the Grantor to allow the Grantee to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

            16.   Miscellaneous.

                  (a) Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective permitted successors and assigns, any rights, remedies, obligations or

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

liabilities under or by reason of this Agreement, except as expressly provided herein.

                  (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

                  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other parties, except that in the event a Purchase Event shall have occurred and be continuing, the Grantee may assign in whole or in part its rights and obligations hereunder; provided, however, that Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Grantor, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Grantee's behalf, or (iv) any other manner approved by applicable regulatory authorities.

                  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by registered or certified mail, postage prepaid, express service, personal delivery, telecopy or telefacsimile to the following addresses:

                        If to FWB, to:

                        First Western Bancorp, Inc.
                        101 E.  Washington
                        New Castle, Pennsylvania 16101
                        Attn: Thomas J. O'Shane, President and CEO

                        With a copy to:

                        First Western Bancorp, Inc.
                        101 E.  Washington
                        New Castle, Pennsylvania 16101
                        Attn: Thomas Mansell, General Counsel

                        With a copy to:

                        Kirkpatrick & Lockhart LLP
                        1500 Oliver Building
                        Pittsburgh, Pennsylvania 15222
                        Attn: J. Robert Van Kirk, Esq.


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

                        If to SFG, to:

                        SFG Group, Inc.
                        10 E.  Main Street
                        Salineville, OH 43945
                        Attn: Marty E.  Adams, President and COO

                        With a copy to:

                        SFG Group, Inc.
                        221 S.  Church Street
                        Bowling Green, OH 43402
                        Attn: W.  Granger Souder, General Counsel

                        With a copy to:

                        Squire, Sanders & Dempsey L.L.P.
                        4900 Key Tower
                        127 Public Square
                        Cleveland, Ohio 44114-1304
                        Attention: M. Patricia Oliver, Esq.

                  (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by any party hereto and that this Agreement may be enforced by a party hereto through injunctive or other equitable relief.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

            17.   Repurchase at the Option of Grantee.

                  (a) At the request of the Grantee at any time commencing upon the first occurrence of a Repurchase Event and ending 12 months immediately thereafter, Grantor shall repurchase from Grantee (i) the Option and (ii) all shares of Grantor Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this Section 17 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the sum of:

                        (i) the aggregate purchase price paid by Grantee for any shares of Grantor Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                        (ii) the excess, if any, of (x) the Applicable Price for each share of Grantor Common Stock over (y) the purchase price (subject to adjustment pursuant to Section 6 hereof, multiplied by the number of shares of Grantor Common Stock with respect to which the Option has not been exercised; and

                        (iii) the excess, if any, of the Applicable Price over the purchase price (subject to adjustment pursuant to Section 6 hereof paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred), payable by Grantee for each share of Grantor Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

                  (b) If Grantee exercises its rights under this section, Grantor shall, within 10 business days after the Request Date, pay the Grantor Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Grantor the Option and the certificates evidencing the shares of Grantor Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Federal Reserve Board or other regulatory authority is required in connection with the repayment of all or any portion of the Repurchase Consideration Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this section, in whole or in part, or to require that Grantor deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Federal Reserve Board or any other regulatory authority disapproves of any part of Grantor's proposed repurchase pursuant to the section, Grantor shall promptly give notice of such fact to Grantee. If the Federal Reserve Board or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Federal Reserve Board or other agency, determine whether the purchase should apply to the Option and or Option shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Option shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to this section and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Grantor of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the purchase.

                  Notwithstanding anything herein to the contrary, all of Grantee's rights under this section shall terminate on the date of termination of this Option.

            IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective as of the day and year set forth in the first paragraph above.

                                    SKY FINANCIAL GROUP, INC.

                              By:    /s/ Marty E. Adams
                                    ----------------------------
                                         Marty E. Adams
                                         President and
                                         Chief Operating Officer



                                    FIRST WESTERN BANCORP, INC.

                              By:    /s/ Thomas J. O'Shane
                                    ----------------------------
                                         Thomas J. O'Shane
                                         President and
                                         Chief Executive Officer







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